Exhibit 10

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TERCICA, INC.

TERCICA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is TERCICA, INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is December 14, 2001.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation of the Corporation as follows:

1. A new Article XIII shall be added to the amended and restated certificate incorporation of the Corporation and shall read in its entirety as follows (with current Article XIII renumbered as Article XIV):

ARTICLE XIII

“Section 1. Relationship With Ipsen. In anticipation that Ipsen (as defined in Section 5 of this Article XIII shall remain a stockholder of the Corporation and that the Corporation (as defined in Section 5 of this Article XIII) and Ipsen may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its contractual, corporate and business relations with Ipsen (including service of officers and directors of Ipsen as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article XIII are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Ipsen and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 2. Similar Business Activities. Except as Ipsen S.A., a French société anonyme may otherwise agree in writing, neither Ipsen nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any activities of Ipsen or of such person’s participation therein. In the event that Ipsen acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Ipsen and the Corporation, Ipsen shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation or controlling person of a stockholder by reason of the fact that Ipsen pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not communicate information regarding, or offer, such corporate opportunity to the Corporation.

Section 3. Corporate Opportunities. In the event that a director, officer or employee of the Corporation who is also a director, officer or employee of Ipsen acquires knowledge, other than solely as a result of his or her position as a director, officer or employee of the Corporation, of a potential transaction or matter that may be a corporate opportunity for the Corporation and Ipsen (whether such potential transaction or matter is proposed by a third party or is conceived of by such director, officer or employee of the Corporation), such director, officer or employee shall be entitled to offer such corporate opportunity to the Corporation or Ipsen as such director, officer or employee deems appropriate under the circumstances in his sole discretion, and no such director, officer or employee shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer or employee offered such corporate opportunity to Ipsen (rather than the Corporation) or did not communicate information regarding such corporate opportunity to the Corporation or (ii) Ipsen pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, (y) any such corporate opportunity, and (z) any other potential transaction or matter that may be a corporate opportunity for the Corporation and Ipsen of which Ipsen acquires knowledge, except to the extent that a director, officer or employee of Ipsen acquires such knowledge solely as a result of his or her position as a director, officer or employee of the Corporation.

Section 4. Deemed Consent of Stockholders. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

Section 5 Definitions. For purposes of this Article XIII (i) the term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests, and (ii) the term “Ipsen” shall mean Ipsen S.A., a French société anonyme and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, defined in accordance with clause (i) of this Section 5) that are “affiliates” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of Ipsen S.A., a French société anonyme.

Section 6 Termination; Binding Effect. Notwithstanding anything in this Certificate of Incorporation to the contrary, the foregoing provisions of this Article XIII shall expire on the date on which Ipsen shall no longer be entitled to designate at least one nominee for director to the Board of Directors pursuant to the provisions of Section 2.4 of the Affiliation Agreement and no person who is a director or officer of the Corporation is also a director or officer of Ipsen. Neither such expiration, nor the alteration, amendment, change or repeal of any provision of this Article XIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article XIII shall eliminate or reduce the effect of this Article XIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.”

2. A revised Article XIII of the amended and restated certificate of incorporation of the Corporation renumbered as Article XIV, shall be amended and restated to read in its entirety as follows:

ARTICLE XIV

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the provisions of Article VI, VII, X, XI, XII hereof and of this Article XIV may be amended, altered, changed or repealed only upon the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said TERCICA, INC. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 12th day of October, 2006.

TERCICA, INC.

By:	/s/ John A. Scarlett
John A. Scarlett, M.D.
President and Chief Executive Officer

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